Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION, CONTACT:
December 17, 2021	David D. Brown
(276) 326-9000

First Community Bankshares, Inc. Announces Appointment of Director

Bluefield, Virginia – First Community Bankshares, Inc. (NASDAQ: FCBC) (www.firstcommunitybank.com) First Community Bankshares, Inc. (“First Community”) is pleased to announce the appointment of Dr. Beth A. Taylor to its board of directors, effective January 1, 2022. Dr. Taylor will also serve as a director for First Community’s banking subsidiary, First Community Bank.

Dr. Taylor is a long-time resident of Wytheville, Virginia. She was first elected to the Wytheville Town Council in August 2016 and elected as Wytheville’s first female mayor on July 30, 2018 to a term ending December 31, 2022. She currently serves on the Crossroads Regional Industrial Facility Authority, the Beautification Task Force, the Budget and Finance Committee, and the Tree Advisory Committee. She routinely attends the Joint Industrial Development Authority, the Regional Water Authority and the Planning Commission.

Dr. Taylor is a graduate of Samford University in Birmingham Alabama with a degree in nursing in 1976; the University of Alabama Birmingham with a Bachelor of Science degree in 1985; the University of South Alabama Medical School with a Doctor of Medicine degree in 1989; was certified in Internal Medicine in 1992 and in gastroenterology in 1995. She was in private practice until retirement.

Dr. Taylor is married to David B. Taylor. They have 3 children: Kaitlin, who is 21 years old, and twin boys, John and Logan, who are 20 years old. She is an active member of St. John’s Episcopal Church and intensely involved in church activities, especially community outreach.

Of Dr. Taylor’s appointment, Chairman and Chief Executive Officer, William P. Stafford, II, noted, “We are delighted that Beth will be joining the First Community boards of directors. She is truly a dedicated servant of her community and her fellow southwestern Virginians, previously as a physician, and now as a public servant and member of her church. On behalf of our employees, shareholders and directors, we welcome Beth to the First Community team.”

About First Community Bankshares, Inc.

First Community Bankshares, Inc., a financial holding company headquartered in Bluefield, Virginia, provides banking products and services through its wholly owned subsidiary First Community Bank. First Community Bank operated 49 branch banking locations in Virginia, West Virginia, North Carolina, and Tennessee as of September 30, 2021. First Community Bank offers wealth management and investment advice through its Trust Division and First Community Wealth Management, which collectively managed and administered $1.27 billion in combined assets as of September 30, 2021. The Company reported consolidated assets of $3.14 billion as of September 30, 2021. The Company’s common stock is listed on the NASDAQ Global Select Market under the trading symbol, “FCBC”. Additional investor information is available on the Company’s website at www.firstcommunitybank.com.

This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports including, but not limited to, the Annual Report on Form 10-K for the most recent fiscal year end. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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